Exhibit 99.1

AmerisourceBergen Corporation P.O. Box 959 Valley Forge, PA 19482

Contact:                                                Barbara Brungess

610-727-7199

bbrungess@amerisourcebergen.com

AMERISOURCEBERGEN REPORTS $0.87 IN DILUTED EPS FROM CONTINUING OPERATIONS, AND REVENUE OF $20.5 BILLION FOR THE MARCH 2013 QUARTER

VALLEY FORGE, PA, April 25, 2013 — AmerisourceBergen Corporation (NYSE:ABC) today reported that in its fiscal year 2013 second quarter, ended March 31, 2013, diluted earnings per share from continuing operations were $0.87, a 4 percent increase.  Revenue in the quarter was $20.5 billion, up 4 percent.  The Company also reaffirmed its expectations for fiscal year 2013 adjusted diluted earnings per share from continuing operations in the range of $3.04 to $3.14, though likely in the lower half of the range.  All the results are presented in accordance with U.S. generally accepted accounting principles (GAAP).

Fiscal Second Quarter Highlights

•                  Revenue of $20.5 billion, up 4.1 percent.

•                  Diluted earnings per share from continuing operations of $0.87, a 3.6 percent increase.

•                  Gross profit of $717.0 million, up 5.5 percent.

•                  Cash flow from operations of $985.4 million.

Fiscal First Six Months Highlights

•                  Revenue of $41.6 billion, up 4.8 percent.

•                  Diluted earnings per share from continuing operations of $1.61, up 11.0 percent.

•                  Gross profit of $1.4 billion, up 10.0 percent.

•                  Cash flow from operations of $743.7 million.

•                  Share repurchases of $284.7 million.

“We are off to a solid start in the first half of our fiscal year,” said Steven H. Collis, AmerisourceBergen President and Chief Executive Officer. “In addition, during the quarter, we took several steps to enhance the long-term growth prospects for AmerisourceBergen, including the announcement of agreements of sale for AndersonBrecon and our Canadian distribution business, and most significantly, a new strategic long-term relationship with Walgreen Co. and Alliance Boots GmbH.  We are very excited about the opportunities that lie ahead for our core businesses, and the prospects for new business development we see on a global basis.  Over the next few quarters, our drug wholesale business will significantly expand as we start servicing all the pharmaceutical products for the largest U.S. drug store chain.  Moreover, our global partnership provides an unprecedented platform to innovate by leveraging on each company’s respective strengths to unlock value in the pharmaceutical supply chain to the benefit of all our stakeholders.”

Summary of Quarterly Results

•                  Revenue:  Revenue was $20.5 billion in the second quarter of fiscal 2013, a 4.1 percent increase over the same quarter in the previous fiscal year, driven by a 3.9 percent increase in AmerisourceBergen Drug Corporation (ABDC) revenue, a 3.9 percent increase in AmerisourceBergen Specialty Group (ABSG) revenue, and a 46.9 percent increase in our manufacturer services businesses, reported in Other.

•                  Gross Profit:  Gross profit in the fiscal 2013 second quarter was $717.0 million, a 5.5 percent increase over the year-ago same period driven primarily by contributions from the recent addition of World Courier, which was offset in part by a decline in gross profit in ABDC and ABSG.  Gross profit as a percentage of revenue was 3.49 percent, a 4 basis point improvement over the same period in the previous year.

•                  Operating Expenses:  For the second quarter of fiscal 2013, operating expenses were $366.9 million compared with $302.7 million in the prior fiscal year’s second quarter, a 21.2 percent increase.  The increase in operating expenses was primarily due to the operating expenses of World Courier, which were not in the prior year quarter, and increased depreciation and amortization costs.  Compared to the prior year, operating expenses as a percentage of revenue in the fiscal second quarter of 2013 were up 25 basis points to 1.79 percent.

•                  Operating Income:  In the fiscal 2013 second quarter, operating income decreased 7.1 percent to $350.1 million, due to the increase in operating expenses which was offset in part by the increase in gross profit.  Operating income as a percentage of revenue decreased 20 basis points to 1.71 percent in the period compared with the previous year’s second quarter.

•                  Tax Rate:  The effective tax rate for the second quarter of fiscal 2013 was 38.3 percent, compared to 38.1 percent in the previous fiscal year’s second quarter.  Going forward, we expect our annualized effective tax rate to be approximately 38.2 percent.

•                  Earnings Per Share:  Diluted earnings per share from continuing operations were up 3.6 percent to $0.87 in the second quarter of fiscal 2013 compared to $0.84 in the previous fiscal year’s second quarter.  Diluted earnings per share growth was driven by the 10.6 percent reduction in diluted average shares outstanding.

•                  Shares Outstanding:  Diluted average shares outstanding for the second quarter of fiscal year 2013 were 234.6 million, down 27.8 million shares from the previous fiscal year’s second quarter due primarily to share repurchases, net of option exercises over the last twelve months.

Segment Discussion

The Pharmaceutical Distribution segment includes both AmerisourceBergen Drug Corporation and AmerisourceBergen Specialty Group.  Other includes AmerisourceBergen Consulting Services (ABCS) and World Courier.  The results of operations of AndersonBrecon and AmerisourceBergen Canada Corporation as well as the estimated loss on sale of AmerisourceBergen Canada Corporation, are reported as discontinued operations.

Pharmaceutical Distribution Segment

In the second fiscal quarter of 2013, Pharmaceutical Distribution revenues were $20.1 billion, an increase of 3 percent compared to the same quarter in the prior year.  ABDC revenues increased 4 percent, due primarily to an increase in sales volume resulting from the October 2012 implementation of the large PBM customer contract, offset in part by the loss of a food and drug retail group purchasing organization customer.  ABSG revenues increased 4 percent, which was driven by strong performance in our third party logistics, blood products, vaccine, and physician office distribution businesses.  Intrasegment revenues between ABDC and ABSG have been eliminated in the presentation of total Pharmaceutical Distribution revenue.  Total intrasegment revenues were $764.3 million and $660.1 million in the quarters ended March 31, 2013 and 2012, respectively.

Operating income of $328.6 million in the March quarter of fiscal 2013 decreased 9 percent compared to the same period in the previous year driven by a 23 basis point decline in operating margin due to a shift in customer mix towards lower margin business in both ABDC and ABSG, disappointing performance in our oncology business, and fewer new generic launches to offset those impacts.

Other

Revenues included in Other were $435.4 million in the second quarter of fiscal 2013, including significant contributions from World Courier, which was not included in the same quarter in the previous year.  Gross profit and operating expenses also increased significantly compared to the prior year quarter due to the inclusion of operating results from World Courier.  Operating income increased 5 percent to $25.0 million in the second quarter of fiscal 2013, due to contributions from World Courier offset by a decline in operating income in ABCS.

Fiscal Year 2013 Expectations

“Looking ahead, the Company expects adjusted diluted earnings per share from continuing operations in fiscal year 2013 to be in the lower half of the range of $3.04 to $3.14, excluding certain expenses related to our new strategic long-term relationship with Walgreens and Alliance Boots, including the warrants issued, and the expected LIFO charge from onboarding of additional branded inventory.” said Steven H. Collis, AmerisourceBergen President and Chief Executive Officer.  “Excluding the two items mentioned above, we now expect revenue growth in the 11 percent to 13 percent range; operating income decline in the 3 percent to 5 percent range; an operating margin decline in the range of 24 to 29 basis points; and free cash flow in the range of $100 million to $200 million, which includes capital expenditures of at least $220 million.  Subject to market conditions, we continue to expect to spend approximately $400 million to repurchase our common shares in fiscal year 2013.”

Adjusted Fiscal Year 2012 Financial Results

As a result of the pending sale of AmerisourceBergen Canada Corporation and the classifying of its operating results as discontinued operations, the Company will retroactively adjust its financial results for fiscal year 2012.  Total consolidated revenues for AmerisourceBergen in fiscal 2012 will be adjusted to $78.1 billion, consolidated operating income will be adjusted to $1.3 billion, and GAAP diluted earnings per share from continuing operations will be adjusted to $2.96.  We expect to provide further details, including adjusted quarterly consolidated results via a Form 8-K filing shortly after we file our Form 10-Q for the quarter ended March 31, 2013.

Conference Call

The Company will host a conference call to discuss its results at 11:00 a.m. Eastern Standard Time on April 25, 2013.  Participating in the conference call will be:  Steven H. Collis, President and Chief Executive Officer; and Tim G. Guttman, Senior Vice President and Chief Financial Officer.

To access the live conference call via telephone:

Dial in:  The dial-in number for the live call will be 612-332-0107.  No access code is needed.

To access the live webcast:

Go to the Investor Relations page at http://www.amerisourcebergen.com.

A replay of the telephone call and webcast will be available from 2:30 p.m. April 25, 2013 until 11:59 p.m. May 2, 2013.  The Webcast replay will be available for 30 days.

To access the telephone replay from within the US, dial 800-475-6701.  From outside the US, dial 320-365-3844.  The access code for the replay is 288282.

To access the archived webcast:

Go to the Quarterly Webcasts section on the Investor Relations page at http://www.amerisourcebergen.com.

Upcoming Conferences

AmerisourceBergen management will be attending the Bank of America Healthcare Conference in Las Vegas, NV on May 14, 2013, the UBS Healthcare conference in New York, NY on May 20, 2013, and the Goldman Sachs Healthcare Conference in Rancho Palos Verde, CA on June 12, 2013.

About AmerisourceBergen

AmerisourceBergen is one of the world’s largest pharmaceutical services companies serving the United States, Canada and selected global markets. Servicing both healthcare providers and pharmaceutical manufacturers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from niche premium logistics and pharmaceutical packaging to reimbursement and pharmaceutical consulting services. With over $80 billion in annualized revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs approximately 13,000 people. AmerisourceBergen is ranked #29 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

Cautionary Note Regarding Forward-Looking Statements

Certain of the statements contained in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Words such as “expect,” “likely,” “outlook,” “forecast,” “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “continue,” “sustain,” “synergy”, “on track,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “possible,” “assume,” variations of such words and similar expressions are intended to identify such forward-looking statements.  These statements are based on management’s current expectations and are subject to uncertainty and change in circumstances. These statements are not guarantees of future performance, are based on assumptions that could prove incorrect or could cause actual results to vary materially from those indicated.  Among the factors that could cause actual results to differ materially from those projected, anticipated or implied are the following: changes in pharmaceutical market growth rates; the loss of one or more key customer or supplier relationships; changes in customer mix; customer delinquencies, defaults or insolvencies; supplier defaults or insolvencies; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; adverse resolution of any contract or other dispute with customers or suppliers; federal and state government enforcement initiatives to detect and prevent suspicious orders of controlled substances and the diversion of controlled substances; qui tam litigation for alleged violations of fraud and abuse laws and regulations and/or any other laws and regulations governing the marketing, sale, purchase, and/or dispensing of pharmaceutical products or services and any related litigation, including shareholder derivative lawsuits; changes in federal and state legislation or regulatory action affecting pharmaceutical product pricing or reimbursement policies, including under Medicaid and Medicare; changes in regulatory or clinical medical guidelines and/or labeling for the pharmaceutical products we distribute, including certain anemia products; price inflation in branded pharmaceuticals and price deflation in generics; greater or less than anticipated benefit from launches of the generic versions of previously patented pharmaceutical products; significant breakdown or interruption of our information technology systems; our inability to realize the anticipated benefits of the implementation of an enterprise resource planning (ERP) system;  interest rate and foreign currency exchange rate fluctuations; risks associated with international business operations, including non-compliance with the U.S. Foreign Corrupt Practices Act, anti-bribery laws and economic sanctions and import laws and regulations; economic, business, competitive and/or regulatory developments outside of the United States; risks associated with the strategic, long-term relationship among Walgreen Co., Alliance Boots GmbH, and AmerisourceBergen, including the failure to obtain the required U.S. and foreign antitrust regulatory approvals for the equity investments by Walgreens and Alliance Boots in AmerisourceBergen, the occurrence of any event, change or other circumstance that could give rise to the termination, cross-termination or modification of any of the transaction documents among the parties (including, among others, the distribution agreement or the generics agreement), an impact on our earnings per share resulting from the issuance of the warrants, an inability to realize anticipated benefits (including benefits resulting from participation in the Walgreens Boots Alliance Development GmbH joint venture), the disruption of AmerisourceBergen’s cash flow and ability to return value to its stockholders in accordance with its past practices, disruption of or changes in vendor, payer and customer relationships and terms, and the reduction of AmerisourceBergen’s operational, strategic or financial flexibility; the acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control; our inability to successfully complete any other transaction that we may wish to pursue from time to time; changes in tax laws or legislative initiatives that could adversely affect our tax positions and/or our tax liabilities or adverse resolution of challenges to our tax positions; increased costs of maintaining, or reductions in our ability to maintain, adequate liquidity and financing sources; volatility and deterioration of the capital and credit markets; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting our business generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors) in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act of 1934.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, AmerisourceBergen does not undertake, and expressly disclaims, any duty or obligation to publicly update any forward-looking statement after the date of this report, whether as a result of new information, future events, changes in assumptions or otherwise.

AMERISOURCEBERGEN CORPORATION

FINANCIAL SUMMARY

(In thousands, except per share data)

(unaudited)

	Three		Three
	Months Ended		Months Ended
	March 31,	% of	March 31,	% of	%
	2013	Revenue	2012	Revenue	Change

Revenue	$20,523,668	100.00%	$19,708,371	100.00%	4.1%

Cost of goods sold	19,806,679		19,028,630		4.1%

Gross profit (1)	716,989	3.49%	679,741	3.45%	5.5%

Operating expenses:
Distribution, selling and administrative	323,536	1.58%	262,421	1.33%	23.3%
Depreciation and amortization	39,868	0.19%	31,233	0.16%	27.6%
Warrants (2)	3,761	0.02%	—	—%
Employee severance, litigation and other, net (3)	(299)	—%	9,027	0.05%
Total operating expenses	366,866	1.79%	302,681	1.54%	21.2%

Operating income	350,123	1.71%	377,060	1.91%	-7.1%

Other loss (income)	749	—%	(131)	—%

Interest expense, net	18,510	0.09%	23,375	0.12%	-20.8%

Income from continuing operations before income taxes	330,864	1.61%	353,816	1.80%	-6.5%

Income taxes	126,721	0.62%	134,673	0.68%	-5.9%

Income from continuing operations	204,143	0.99%	219,143	1.11%	-6.8%

Loss from discontinued operations, net of income taxes	(158,509)		(7,038)

Net income	$45,634	0.22%	$212,105	1.08%

Basic earnings per share:
Continuing operations	$0.89		$0.85		4.7%
Discontinued operations	(0.69)		(0.03)
Total	$0.20		$0.82

Diluted earnings per share:
Continuing operations	$0.87		$0.84		3.6%
Discontinued operations	(0.68)		(0.03)
Total	$0.19		$0.81

Weighted average common shares outstanding:
Basic	230,422		258,162
Diluted (4)	234,587		262,363		-10.6%

(1)	Includes a $3.5 million gain from antitrust litigation settlements in the three months ended March 31, 2013.
(2)	Expense related to common stock warrants issued to Walgreens and Alliance Boots in connection with the March 19, 2013 announced agreements and arrangements.
(3)

Includes the net reversal of $(4.5) million of employee severance and other restructuring costs and $4.2 million of deal-related transaction costs in the three months ended March 31, 2013. Includes $6.1 million of employee severance costs and $2.9 million of deal-related transaction costs in the three months ended March 31, 2012.

(4)	Includes the dilutive effect of stock options, restricted stock, and restricted stock units.

AMERISOURCEBERGEN CORPORATION

FINANCIAL SUMMARY

(In thousands, except per share data)

(unaudited)

	Six		Six
	Months Ended		Months Ended
	March 31,	% of	March 31,	% of	%
	2013	Revenue	2012	Revenue	Change

Revenue	$41,583,479	100.00%	$39,689,556	100.00%	4.8%

Cost of goods sold	40,205,662		38,436,553		4.6%

Gross profit (1)	1,377,817	3.31%	1,253,003	3.16%	10.0%

Operating expenses:
Distribution, selling and administrative	644,236	1.55%	519,606	1.31%	24.0%
Depreciation and amortization	78,552	0.19%	60,348	0.15%	30.2%
Warrants (2)	3,761	0.01%	—	—%
Employee severance, litigation and other (3)	1,705	—%	12,586	0.03%
Total operating expenses	728,254	1.75%	592,540	1.49%	22.9%

Operating income	649,563	1.56%	660,463	1.66%	-1.7%

Other loss (income)	726	—%	(132)	—%

Interest expense, net	37,035	0.09%	45,661	0.12%	-18.9%

Income from continuing operations before income taxes	611,802	1.47%	614,934	1.55%	-0.5%

Income taxes	233,038	0.56%	234,199	0.59%	—%

Income from continuing operations	378,764	0.91%	380,735	0.96%	-0.5%

Loss from discontinued operations, net of income taxes	(164,519)		(6,514)

Net income	$214,245	0.52%	$374,221	0.94%

Basic earnings per share:
Continuing operations	$1.64		$1.47		11.6%
Discontinued operations	(0.71)		(0.03)
Rounding	—		0.01
Total	$0.93		$1.45

Diluted earnings per share:
Continuing operations	$1.61		$1.45		11.0%
Discontinued operations	(0.70)		(0.02)
Rounding	—		(0.01)
Total	$0.91		$1.42

Weighted average common shares outstanding:
Basic	231,409		258,316
Diluted (4)	235,307		262,729		-10.4%

(1)	Includes a $15.8 million gain from antitrust litigation settlements in the six months ended March 31, 2013.
(2)	Expense related to common stock warrants issued to Walgreens and Alliance Boots in connection with the March 19, 2013 announced agreements and arrangements.
(3)

Includes $4.7 million of deal-related transaction costs and the net reversal of $(3.0) million of employee severance and other restructuring costs in the six months ended March 31, 2013.  Includes $6.1 million of employee severance costs and $6.5 million of deal-related transaction costs in the six months ended March 31, 2012.

(4)	Includes the dilutive effect of stock options, restricted stock, and restricted stock units.

 AMERISOURCEBERGEN CORPORATION

 CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	March 31,	September 30,
	2013	2012
ASSETS

Current assets:
Cash and cash equivalents	$1,347,297	$1,066,608
Accounts receivable, net	4,180,449	3,784,620
Merchandise inventories	5,662,556	5,472,010
Prepaid expenses and other	72,707	72,374
Assets held for sale	461,775	662,851
Total current assets	11,724,784	11,058,463

Property and equipment, net	762,237	743,685
Other long-term assets	3,624,410	3,640,108

Total assets	$16,111,431	$15,442,256

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$10,362,227	$9,492,589
Other current liabilities	1,468,186	1,533,290
Liabilities held for sale	212,238	239,707
Total current liabilities	12,042,651	11,265,586

Long-term debt	1,396,272	1,395,931

Other long-term liabilities	326,228	325,897

Stockholders’ equity	2,346,280	2,454,842

Total liabilities and stockholders’ equity	$16,111,431	$15,442,256

AMERISOURCEBERGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Six	Six
	Months Ended	Months Ended
	March 31,	March 31,
	2013	2012

Operating Activities:
Net income	$214,245	$374,221
Loss from discontinued operations	164,519	6,514
Income from continuing operations	378,764	380,735
Adjustments to reconcile income from continuing operations to net cash provided by operating activities	141,401	119,324
Changes in operating assets and liabilities	178,059	242,318
Net cash provided by operating activities - continuing operations	698,224	742,377
Net cash provided by (used in) operating activities - discontinued operations	45,431	(74,253)
Net cash provided by operating activities	743,655	668,124

Investing Activities:
Capital expenditures	(88,377)	(63,481)
Cost of acquired companies, net of cash acquired	—	(257,658)
Other	81	—
Net cash used in investing activities - continuing operations	(88,296)	(321,139)
Net cash used in investing activities - discontinued operations	(9,643)	(24,717)
Net cash used in investing activities	(97,939)	(345,856)

Financing Activities:
Net borrowings	—	444,290
Purchases of common stock	(284,691)	(328,504)
Exercises of stock options	65,850	71,084
Cash dividends on common stock	(98,203)	(67,429)
Debt issuance costs and other	(6,086)	(10,523)
Net cash (used in) provided by financing activities - continuing operations	(323,130)	108,918
Net cash (used in) provided by financing activities - discontinued operations	(41,897)	69,918
Net cash (used in) provided by financing activities	(365,027)	178,836

Increase in cash and cash equivalents	280,689	501,104

Cash and cash equivalents at beginning of period	1,066,608	1,825,990

Cash and cash equivalents at end of period	$1,347,297	$2,327,094

AMERISOURCEBERGEN CORPORATION

SUMMARY SEGMENT INFORMATION

(dollars in thousands)

(unaudited)

	Three Months Ended March 31,
Revenue	2013	2012	% Change

Pharmaceutical Distribution	$20,133,717	$19,454,919	3%
Other (1)	435,384	296,401	47%
Intersegment eliminations	(45,433)	(42,949)	6%

Revenue	$20,523,668	$19,708,371	4%

	Three Months Ended March 31,
Operating Income	2013	2012	% Change

Pharmaceutical Distribution	$328,635	$362,363	-9%
Other (1)	24,950	23,724	5%
Warrants	(3,761)	—	N/M
Employee severance, litigation and other	299	(9,027)	N/M

Operating income	$350,123	$377,060	-7%

Percentages of revenue:

Pharmaceutical Distribution
Gross profit	2.98%	3.24%
Operating expenses	1.35%	1.38%
Operating income	1.63%	1.86%

Other (1)
Gross profit	26.87%	16.77%
Operating expenses	21.14%	8.77%
Operating income	5.73%	8.00%

AmerisourceBergen Corporation
Gross profit	3.49%	3.45%
Operating expenses	1.79%	1.54%
Operating income	1.71%	1.91%

(1) Other for the three months ended March 31, 2013 is comprised of the AmerisourceBergen Consulting Services (“ABCS”) operating segment and the World Courier Group, Inc. operating segment.  Other for the three months ended March 31, 2012 is comprised solely of the ABCS operating segment.

AMERISOURCEBERGEN CORPORATION

SUMMARY SEGMENT INFORMATION

(dollars in thousands)

(unaudited)

	Six Months Ended March 31,
Revenue	2013	2012	% Change

Pharmaceutical Distribution	$40,809,925	$39,258,232	4%
Other (1)	863,274	505,726	71%
Intersegment eliminations	(89,720)	(74,402)	21%

Revenue	$41,583,479	$39,689,556	5%

	Six Months Ended March 31,
Operating Income	2013	2012	% Change

Pharmaceutical Distribution	$609,520	$639,719	-5%
Other (1)	45,509	33,330	37%
Warrants	(3,761)	—	N/M
Employee severance, litigation and other	(1,705)	(12,586)	N/M

Operating income	$649,563	$660,463	-2%

Percentages of revenue:

Pharmaceutical Distribution
Gross profit	2.81%	2.99%
Operating expenses	1.32%	1.36%
Operating income	1.49%	1.63%

Other (1)
Gross profit	26.71%	16.01%
Operating expenses	21.44%	9.42%
Operating income	5.27%	6.59%

AmerisourceBergen Corporation
Gross profit	3.31%	3.16%
Operating expenses	1.75%	1.49%
Operating income	1.56%	1.66%

(1) Other for the six months ended March 31, 2013 is comprised of the AmerisourceBergen Consulting Services (“ABCS”) operating segment and the World Courier Group, Inc. operating segment.  Other for the six months ended March 31, 2012 is comprised solely of the ABCS operating segment.